NITSUKO AMERICA

TELECOM DIVISION NITSUKO

                                 APPLICATION FOR

                            DISTRIBUTORSHIP AGREEMENT

January 12, 1994
----------------

Nitsuko America
4 Forest Parkway
Shelton, CT 06484

Gentlemen:

Acting on my behalf of such corporation or partnership as I may hereinafter specify and as you may approve, I hereby apply for a Nitsuko America Telecom Division (hereinafter "Nitsuko") Distributorship Agreement. In support of this Application, I have completed the Questionnaire which follows and, in addition, I will furnish such information pertaining to my qualifications or qualifications of the distributorship company before action is taken on this Application.

I understand that if this Application is acted upon favorably by Nitsuko, the parties to such Distributorship will be Nitsuko and either I or such corporation or partnership, and that Nitsuko will name in such Distributorship Agreement those individuals, including me, upon whose participation in the operations and/or ownership of the proposed distributorship Nitsuko will be relying in entering into the Distributorship Agreement.

In making this Application, I acknowledge and agree that:

(1) This Application and Questionnaire have been supplied to me by Nitsuko as a convenience to me and that is acceptance by Nitsuko for consideration shall be without any obligation whatsoever on the part of Nitsuko or any of its representatives.

(2) No one other than the President or Vice-President of Nitsuko has the authority to approve this Application for a Nitsuko Distributorship Agreement for any distributorship area. That such approval, if given, will be solely in the form of a written Distributorship Agreement; and that any action taken, any expenditures made, or commitments assumed, by me by anyone to be associated with me in the proposed distributorship, or by the proposed distributorship itself, prior to receipt by me of such written Distributorship Agreement shall be at my or their sole risk and responsibility without any liability or obligation whatsoever on the part of Nitsuko or any of its representatives.

(3)No representative or employee of Nitsuko, or any other person, has the authority or power to approve or effect in any manner whatsoever any change in or modification of the terms of this Application.

(4) Prior to receipt by me or the entity on behalf of which I am acting of any executed

Nitsuko Distributorship Agreement, I acknowledge that neither I nor it will be entitled to rely upon any representation or statement made to me or anyone else acting for such entity by any representative or employee of Nitsuko, or any person whatsoever.

(5) Any material misrepresentation, whether intentional or unintentional, in the information submitted by me in connection with this Application or in the Questionnaire, shall be grounds upon which Nitsuko may immediately terminate any Distributorship Agreement executed by Nitsuko with me or the distributorship designated by me.

Very truly yours,

/12 Jan 94
----------

Signature / Date

APPROVED
--------

Paul J. Shimko

Vice-President-Sales